Exhibit 1.01

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Games Reports Rising Operating Metrics for its Newly Launched Wormhole Expansion Pack for
EVE Online

EVE Online’s Operating Metrics Boosted by More than 25 Percent since Launch on June 16

BEIJING, ATLANTA — July 06, 2010 -— CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay-for-merchandise” model for online games in China, announced that the fifth free expansion: Wormhole (also named as Apocrapha expansion) of EVE Online in China has achieved increasing operating metrics of more than 25 percent since its launch on June 16.

Since the expansion pack launch in China, EVE Online is reporting improvement in peak concurrent users (PCU) of more than 33 percent and average daily revenue of more than 25 percent. Developed by CCP, EVE Online is a player-driven persistent-world massively multiplayer online role-playing game (MMORPG) set in a science fiction space setting. Players pilot customizable ships through a universe comprising of more than 7,500 star systems. The Wormhole expansion features the premise where the fabric of space itself will be transformed as vast, unpredictable wormholes open to connect previously unexplored regions of the universe to the stars of a New Eden.

The wormhole expansion pack also includes new content such as an epic mission arc, new player experience and enhancement of the industrial ships to improve balance and tweak optimization. A medals system offers customized rewards to those deserving of extra recognition. A skill queue allows for automatic training of multiple skills. The new expansion also allows players to research, manufacture and fly the next generation of cruisers: Tech 3 Strategic Cruiser.

“We are very pleased to see the solid increases in initial metrics for the Wormhole expansion pack,” said Simon Wong, CEO of CDC Games. “The new expansion pack for EVE Online offers exciting new content and enhancements that we believe have been very appealing for gamers,” said Simon Wong, CEO of CDC Games.

About CDC Games
CDC Games is a market leader in online and mobile games in China with more than 160 million registered users.  The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force.  For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on hybrid enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs regarding the Wormhole expansion pack and player preferences and market acceptance thereof, our beliefs regarding any continued improvement in metrics for EVE Online, our beliefs regarding the appeal, preferences and player acceptance of EVE expansion, our ability and intent to launch additional titles and expansion packs in the future, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to develop and market successfully EVE and other games and expansions; (c) the future growth of the online games industry in China; (d) the possibility of development delays; (e) the development of competing products and technology; and (f) and the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.  Historical results are not indicative of future performance.